Restated Certificate of Incorporation
                                   of
                             PanEnergy Corp


     FIRST: The name of the corporation is PanEnergy Corp.

     SECOND: The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH: The total number of shares which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $1.00 per share.

     FIFTH: The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal By-Laws of the corporation.

     SIXTH: Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the corporation.

    SEVENTH: To the full extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporaiton. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the corporation existing immediately prior to such repeal or modificaiton.

     EIGHTH: Each person who is or was or had agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality of the effect of the foregoing, the corporation may adopt by-laws or enter into one or more agreements with any person which provide for indemnification greater or different than that provided

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in this Article EIGHTH or the DGCL. Any repeal or modification of this Article
EIGHTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

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